Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated February 27, 2008 with respect to the consolidated financial statements and internal control over financial reporting of Atlas Pipeline Partners, L.P. and subsidiaries included in the Annual Report of Atlas Pipeline Partners, L.P. on Form 10-K for the year ended December 31, 2007, and our report dated May 27, 2008 accompanying the consolidated balance sheet of Atlas Pipeline Partners GP, LLC and subsidiaries included in Atlas Pipeline Partners, L.P.’s Current Report on Form 8-K filed on May 30, 2008, all of which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
November 19, 2008